Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

For more information contact:

Susan K. Still, President and CEO, (540) 278-1705

Vance W. Adkins, Executive Vice President and CFO, (540) 278-1702

HomeTown Bankshares Corporation Declares First Cash Dividend

ROANOKE, VA, May 16, 2018 (GLOBE NEWSWIRE) - HomeTown Bankshares Corporation, (NASDAQ:HMTA), the parent company of HomeTown Bank, announced May 15, 2018 at the annual shareholders meeting that its Board of Directors declared the Company's first cash dividend. The quarterly shareholder cash dividend of $0.04 per common share will be paid on June 15, 2018 for shareholders of record on May 31, 2018.

The amount and declaration of future cash dividends are subject to Board of Directors’ approval in addition to regulatory restrictions.